EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Edible Garden AG Incorporated on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 1, 2024, with respect to our audits of the consolidated financial statements of Edible Garden AG Incorporated as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Edible Garden AG Incorporated for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

April 26, 2024